Exhibit 10.3
ADVISORY SERVICES AGREEMENT
    This ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into effective as of March 31, 2022 (the "Agreement Effective Date"), by and between Barry Edinburg (“Edinburg”) and Sunlight Financial Holdings Inc., a Delaware corporation, and each of its subsidiaries and affiliates, including, without limitation, Sunlight Financial LLC, a Delaware limited liability company (collectively, the “Company”).

    WHEREAS, Edinburg has determined to resign his employment with the Company to be effective on the Agreement Effective Date;

    WHEREAS, the Company has identified a replacement Chief Financial Officer (“New CFO”) who shall commence employment with the Company on April 1, 2022;

    WHEREAS, Edinburg, as the Company CFO, historically has been involved with all aspects of the financial operations of the Company and the general management of the Company and, in that capacity, has acquired knowledge useful to the growth and continued development of the Company’s business and critical to the transition of the financial functions of the Company to the New CFO;

    WHEREAS the Company desires to now engage Edinburg in the capacity of an advisor to the Chief Executive Officer (“CEO”) and New CFO to provide advice and services to support a smooth transition of the CFO role of the Company and such related matters as the Chief Executive Officer shall reasonably request, all as described herein (collectively, the “Advisory Services”);

    WHEREAS, in view of, and exchange for, the Consideration (as defined below), in addition to provision of the Advisory Services, the Company has requested that Edinburg execute a full release of the Company substantially in the form attached hereto as Attachment A (the “Release”) on the Agreement Effective Date; and

    WHEREAS, Edinburg has agreed to provide the Advisory Services to the Company and to execute the Release at the conclusion of the Agreement Term (as defined below) in exchange for the Consideration.

    NOW THEREFORE, in consideration of the promises and the covenants herein, the sufficiency of which is hereby acknowledged, Edinburg and the Company agree as follows:

1.Advisory Services

(a) Term of Agreement. Edinburg shall be retained by the Company to provide the Advisory Services for the period commencing on the Agreement Effective Date and ending on the date which is six months thereafter, or such earlier date on which this Agreement is terminated in accordance with the provisions hereof (the “Initial Term”); provided that, unless earlier terminated in accordance herewith, this Agreement may be extended by agreement of the parties for up to six (6) successive monthly terms (each such extended period, a “Renewal Term” and together with the Initial Term, the “Agreement Term”).

(b)Scope of Advisory Services. During the Agreement Term, Edinburg shall perform the Advisory Services and assume the duties and responsibilities as directed to him by the Company’s CEO from time to time, including, but not limited to: (i) transitioning responsibility for maintaining all relationships with the Company’s flow funding and other financing partners, direct and indirect, as well as all referral relationships, to the New CFO, including making introductions, answering questions and sharing all relevant material information with the New

CFO related to the status of such relationships; (ii) reviewing all financial functions of the Company with the New CFO in detail including sharing all relevant information related to systems, relationships, challenges, operations, etc.; (iii) transitioning all corporate relationships related to the financial function of the Company, including, without limitation, making introductions, answering questions and sharing all relevant material information related to the Company relationships with Silicon Valley Bank, Cross River Bank, RSM (auditors), and other critical third party service providers to the Company; (iv) updating the New CFO on Company investor relations strategies and challenges, key relationships and coverage dialogues; (v) providing the New CFO context and answering questions related to past strategic decisions; (vi) providing support, including input and recommendations, with respect to current strategic decisioning; (vii) providing leadership and advice related to the transfer of finance department teammates with a goal of limiting attrition associated with Edinburg’s departure; and (viii) such other matters as the CEO or other senior management may reasonably request in connection with the operation and strategies of the Company’s business and transition of the financial function to the New CFO, or other duties as the Company deems reasonably necessary to accomplish the foregoing. Edinburg understands and agrees that, while he will not participate in day-to-day activities and management meetings, performing the Advisory Services may include participating in meetings with third parties.

(c)Reporting/Title. Edinburg shall report directly to the CEO. While providing the Advisory Services articulated hereunder on behalf of the Company, Edinburg will have a title of Advisor.

(d)Performance of Advisory Services. During the first month of the Initial Term, Edinburg will be required to perform Advisory Services for up to 20 hours per week, as needed. During the second month of the Initial Term, Edinburg will be required to perform Advisory Services for up to 10 hours per week, as needed, and, during the third month, up to five hours per week, as needed. Thereafter for the final three months of the Initial Term, Edinburg will be required to perform Advisory Services for up to five hours per month, as needed. Notwithstanding the foregoing, Edinburg shall perform Advisory Services for additional hours over the required applicable average upon mutual agreement among the parties. The applicable time commitment to be served by Edinburg during any Renewal Term will be agreed among the parties in advance of the commencement of such Renewal Term. Edinburg shall perform the Advisory Services at times and locations as may be mutually agreed between the parties from time to time. In performing the Advisory Services, Edinburg will comply with the Company’s compliance policies and procedures, including, without limitation, the Company Code of Conduct and Ethics. Also, Edinburg acknowledges that for so long as he shall be providing Advisory Services, he shall continue to be considered an insider by the Company and, as such, shall be subject to the applicable requirements of the Company Insider Trading Policy and established blackout periods.

(e)Status as Independent Contractor. Edinburg acknowledges and agrees that his status at all times during the Agreement Term shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the CEO therefor. Edinburg hereby waives any rights to be treated as an employee or deemed employee of the Company for any purpose, including without limitation, for purposes of federal, state or local income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), and that he shall not be entitled to the benefits of being an employee or deemed employee of the Company during the Agreement Term. Edinburg hereby acknowledges and agrees that he shall not be eligible for, shall not actively participate in, and shall not otherwise accrue benefits under, any of the Company’s benefit plans during the Agreement Term.

(f)Consideration. In consideration of the Advisory Services performed during the Initial Term, the Company shall provide for continuing monthly vesting and distribution through the Agreement Term of Edinburg’s share of the escrow established at the closing of the Company’s July 9, 2021 merger (the “Escrow”) for the continuing payment of provisionally vested merger consideration to certain executives and employees of the Company (the “Consideration”). The continued vesting distribution shall occur consistent with the Company’s past practices related to the release of cash and equity from the Escrow. The parties hereby acknowledge and agree that the Consideration shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions. Edinburg will receive tax forms consistent with past practices in respect of payments received by him from the Escrow. Edinburg shall be solely responsible for, and shall pay, all taxes assessed in respect of the Consideration under the applicable laws of any Federal, state, or local jurisdiction. Edinburg acknowledges that other than the Consideration described above, he forfeits any and all claim to the future vesting of any equity grants he has received from the Company, under the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan or otherwise.

(g)Expense Reimbursement. The Company will be responsible for any reasonable and necessary travel-related expenses incurred by Edinburg during the Agreement Term that are directly related to the Advisory Services in accordance with the Company’s standard expense reimbursement policies, provided that (i) the incurrence of such expenses is approved in advance by the Company, and (ii) appropriate receipts and vouchers for such expenses are submitted to the Company within 30 days after the expenses are incurred.

(h)Early Termination. The Advisory Services shall immediately terminate upon Edinburg’s death or disability, immediately upon receipt by Edinburg of written notice from the Company (or on such other date set forth by the Company in such notice) that this Agreement is being terminated for Cause or in the event Edinburg fails to execute the Release or rescinds his execution of the Release as provided in the Release. The Company’s decision not to terminate Edinburg for Cause as soon as it learns that Edinburg has engaged in behavior which constitutes Cause shall not be deemed a waiver of its ability to terminate Edinburg for Cause in connection with this behavior. This Agreement may be voluntarily terminated by either party upon 30 days prior written notice to the other party hereto. In the event of any such termination, the Company will pay to Edinburg the Consideration accrued but unpaid as of the effective termination date, together with the amount of all reimbursable expenses (subject to receipt of appropriate documentation thereof as provided herein) within five business days of such termination. In addition, in the event that the Company terminates this Agreement without Cause within six months following the Agreement Effective Date, the Company shall continue to provide the Consideration to Edinburg as if he had remained employed through and including the date that is six months following the Agreement Effective Date.

For purposes of this Agreement, “Cause” shall mean a termination by the Company of Edinburg’s employment because of: (A) any act or omission that constitutes a willful and material breach by Edinburg of any of Edinburg’s obligations under any material term or provision of this Agreement; (B) Edinburg’s conviction of (or indictment for), or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or that would otherwise reasonably be expected to materially and demonstrably impair or impede the Company's operations; (C) Edinburg’s engaging in any gross negligence, violence or threat of violence, fraud, theft or embezzlement (including any violation of federal securities laws); (D) Edinburg’s willful breach of a material written policy of the Company that has been previously provided to Edinburg or the rules of any governmental or regulatory body applicable to the Company that, in either such case, is (or reasonably could be) materially and demonstrably injurious to the Company; or (E) any other willful misconduct by Edinburg which is (or reasonably could be) materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 1(h), no event or condition described in Sections 1(h)(A), (C), (D), or (E) shall constitute Cause unless (x) within ninety (90) days from the Company’s Board of Directors (the “Board”) first acquiring actual knowledge of the existence of the Cause condition (provided however, the Company Board's incurrence of actual knowledge shall be deemed delayed for ninety (90) days if the Company Board is conducting an internal investigation of facts that could reasonably give rise to a Cause condition), the Company Board provides Edinburg written notice (in accordance with Section 7, below) of its intention to terminate Edinburg’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by Edinburg within thirty (30) days of the Edinburg’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, Edinburg has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Company Board terminates Edinburg’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 1(h), any attempt by Edinburg to correct a stated Cause shall not be deemed an admission by Edinburg that the Company Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if Edinburg’s employment with the Company is terminated without Cause, the Company Board shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidences supports such an action. No act or omission shall be considered "willful" if it is done based on advice of counsel or with the consent or approval of the Company Board or the CEO of the Company.

2.Additional Covenants

For good and valuable consideration received and to be received through the Agreement Term,

(a)    Release. Edinburg represents, warrants, covenants and agrees to execute the Release and deliver it to the Company on or before the Agreement Effective Date in favor of the Company.

(b)    Restrictive Covenants. Edinburg acknowledges that, in context of his prior role with the Company he has and, during the term of this Agreement, he will acquire critical and confidential information about the Company, the Company’s relationships, trade secrets and strategies and therefor, in consideration of his continuing role as described herein and the Consideration to be received hereunder, Edinburg agrees that the Sunlight Financial Holdings Inc. Inventions Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement executed between the parties hereto as of July 9, 2021 (the “Edinburg CAINA”), and the representations, warranties, covenants and agreements contained therein, shall remain in full force and effect throughout the Agreement Term as if the final day of the Agreement Term were the final date of Edinburg’s employment with the Company for purposes of interpreting Edinburg’s obligations thereunder, and further acknowledges that the terms and agreements thereof are hereby incorporated by reference herein.

3.Enforcement

(a)Reasonableness. Edinburg hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in the Edinburg CAINA) are reasonable in light of the necessity to protect the business of the Company; (ii) Edinburg’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement, the Release or the Edinburg CAINA (collectively, the “Consolidated Agreement”) are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and such provision shall be enforced as modified.

(b)Injunctive and Other Relief. Edinburg recognizes and agrees that should he fail to comply with any restrictions set forth in the Consolidated Agreement, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, Edinburg agrees that in the event of the breach or threatened breach by him of any of the restrictive covenants in the Consolidated Agreement, the Company shall be entitled to preliminary and permanent injunctive relief against him, and any other relief as may be awarded by a court having jurisdiction over the dispute. The rights and remedies enumerated in this Section 3 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

4.Return of Property

    On the termination date of this Agreement or promptly thereafter, Edinburg shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property (collectively, “Company Property”) and all copies thereof in Edinburg’s possession. Edinburg shall not destroy any Company Property before returning all such Company Property to the Company representative. During the Agreement Term, Edinburg will continue to have access to materials reasonably required to perform the Advisory Services. However, Edinburg acknowledges and agrees that all such materials are the sole property of the Company.

5.Miscellaneous

(a)    Entire Agreement. The Consolidated Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and the Consolidated Agreement supersedes any and all prior understandings and agreements between the parties and neither party shall have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, Edinburg agrees that the execution of this Agreement and the payments and benefits provided hereunder shall constitute satisfaction in full of the Company’s obligations to Edinburg under any and all plans, programs or arrangements of the Company. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.
(b)    Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of this Agreement will not affect the validity of the remaining sections of this Agreement.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledged or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned to by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of Edinburg’s rights hereunder shall inure to the benefit of and be enforceable by Edinburg’s heirs and estate.

(e)    No Conflict; Governing Law. Each party represents that the performance of terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of New York, including Section 5-1401 of the General Obligations Law but without otherwise giving effect to principles of conflicts of law. Edinburg agrees that any legal action or proceeding brought under or in connection with this Agreement or Edinburg’s employment may be initiated and maintained in a state or federal court serving the State of New York.
(f)    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Edinburg by Code Section 409A or any damages for failing to comply with Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Edinburg  incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if Edinburg is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of Edinburg’s separation from service and if any portion of the payments or benefits to be received by Edinburg upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to Edinburg without Edinburg incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Edinburg’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Edinburg’s separation from service or (ii) Edinburg’s death. For purposes of this Agreement, the right to a series of installment payments shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment.
6.    Protected Disclosures.
Nothing in this Agreement or in any other document, agreement or policy relating to Edinburg’s service with or employment by the Company prohibits or restricts Edinburg or the Company from disclosing relevant and necessary information or documents in any action, investigation or proceeding relating to Edinburg’s service with the Company, or initiating communications directly with, cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by any governmental or regulatory body; provided that, if and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Edinburg shall give prompt written notice to the Company to permit the Company to protect its interests in confidentiality to the fullest extent possible.
7.    Notices
    All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by first class mail, registered or certified mail or email and (x) addressed to the Company at:

Sunlight Financial Holdings Inc.
234 w. 39th Street, 7th Floor
New York, New York 10018
Email: notices@sunlightfinancial.com
Attention: General Counsel

     Or (y) addressed to Edinburg at:

Barry Edinburg

8.    Counterpart Agreements
    This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

9.    Captions and Headings
The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SUNLIGHT FINANCIAL HOLDINGS INC. (and each of its subsidiaries and affiliates)
/s/ Matthew Potere____________________
By: Matthew Potere
Title: Chief Executive Officer

    /s/ Barry Edinburg____________________
Barry Edinburg

Attachment A

Release Agreement

[Attach a copy]
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